AURELIO ANNOUNCES ENTERING INTO NON-BINDING TERM SHEET WITH PRIVATE EQUITY FUND

LITTLETON, COLORADO, September 16, 2008 News Release #08-13

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) announced today that it has entered into a non-binding term sheet with a private equity fund ("Fund") to sell its Hill Copper/Zinc project in Arizona and to finance continuing exploration work at its Mexican Gavilanes project.

If the transaction is consummated as currently contemplated (as to which no assurance can be given), the transaction would result in the Company selling its Arizona subsidiary, Bolsa Resources, Inc., to the Fund in exchange for $2 million and will retain a 3% Net Smelter Return Royalty on the Hill Copper/Zinc project ("Bolsa NSR"). The monies received would be used to retire existing Company indebtness and for working capital purposes. As part of the agreement, the Fund would also be required to complete a Bankable Feasibility Study for the Hill Copper/Zinc project within the next four years. Upon completion of the Bankable Feasibility Study, the Fund would have a right to purchase the Bolsa NSR at fair market value.

The Company will also receive an additional $2 million in exchange for the conveyance of a 3% Net Smelter Return Royalty from its Gavilanes gold project in Mexico ("Gavilanes NSR"). The Company retains the right to repurchase the Gavilanes NSR at fair market value.

About the Company

Aurelio Resource Corporation is a mineral exploration company focused on fast-track development of its wholly-owned Hill Copper-Zinc Project, which the Company believes contains a number of low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company has previously announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

David Stafford Johnson, Chairman

Contact:

David Stafford Johnson

Chairman of the Board of Directors

303-795-3030

800-803-1371

303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to dsj@aurelioresource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include, but are not limited to: that the Company and the Fund will enter into and conclude definitive agreements concerning the sale of Bolsa Resources, Inc. and the Gavilanes NSR; that a portion of the funds to be received would be used to retire existing Company debt, and that re-payment of such debt can be completed on terms favorable to the Company and its shareholders; that, at some future date(s), the Fund might possibly repurchase the Bolsa NSR and/or that the Company could potentially elect to repurchase the Gavilanes NSR for cash and/or stock and/or other considerations; that the fair market vales of the NSRs would be contingent on multiple factors outside of the control of the Company and the Fund; that the Fund will be able to finance and complete the Bankable Feasibility Study for the Hill Copper-Zinc Project within four (4) years. Lastly, there are no assurances that an economic ore deposit will be delineated and developed at either the Hill or the Gavilanes projects, nor should investors assume that the Company will actually receive or pay out cash or in-kind metals in relation to the Bolsa or Gavilanes NSR's.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include: that we may not be able to reach final agreement on definitive documents with the fund or other required parties, misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K (as amended per Form 8-K/A) and Form 10-Q Reports (as amended per Form 8-K/A) filed with the Securities and Exchange Commission.